Exhibit 5.1

April 15, 2010

The Princeton Review, Inc.

111 Speen Street

Framingham, Massachusetts 01701

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

Reference is made to our opinion letter dated September 24, 2009 and included as Exhibit 5.1 to the Registration Statement on Form S-3 (the “Registration Statement”) filed on September 24, 2009 by The Princeton Review, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement was declared effective by the Commission on October 5, 2009. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on April 15, 2010 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of up to 14,000,000 shares of the Company’s common stock, $0.01 par value (the “Shares”) covered by the Registration Statement. The Shares include an over-allotment option granted to the underwriter of the offering to purchase 2,100,000 shares of common stock as set forth in that certain Underwriting Agreement among the Company and the underwriter identified therein, dated as of April 15, 2010 (the “Underwriting Agreement”). We understand that the Shares are to be offered and sold in the manner described in the Prospectus Supplement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware General Corporation Law and the Delaware Constitution).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

The Princeton Review, Inc.

April 15, 2010

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP